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Exhibit 4.2

AMENDMENT TO RIGHTS AGREEMENT

        1.    General Background.    In accordance with Section 27 of the Rights Agreement between First Chicago Trust Company of New York (the "Rights Agent") and Caremark Rx, Inc. (the "Company"), dated February 1, 2001 (the "Agreement"), the Rights Agent and the Company, desire to amend the Agreement.

        2.    Effectiveness.    This Amendment shall be effective as of November 7, 2001 (the "Amendment") and all defined terms and definitions in the Agreement shall be the same in the Amendment except as specifically revised by the Amendment.

        3.    Revision.    Section 21 in the Agreement entitled "Change of Rights Agent" is hereby deleted in its entirety and replaced with the following:

        Change of Rights Agent.    The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Rights Agreement upon 30 days' notice in writing mailed to the Company and to each transfer agent of the Common Shares or Preferred Shares by registered or certified mail, and to the holders of the Right Certificates by first-class mail. The Company may remove the Rights Agent or any successor Rights Agent, as the case may be, upon 30 days' notice in writing to the Rights Agent or any successor Rights Agent, as the case may be, and to each transfer agent of the Common Shares or Preferred Shares by registered or certified mail, and to the holders of the Right Certificates by first-class mail. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Rights Agent. If the Company shall fail to make such appointment within a period of 30 days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then the registered holder of any Right Certificate may submit to the Company a written request (together with such holder's Right Certificate for inspection by the Company) that the Company appoint a successor Rights Agent. If the Company shall not have appointed a successor Rights Agent within 30 days after receiving such request, such holder may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be a corporation or trust company organized and doing business under the laws of the United States, in good standing, which is authorized under such laws to exercise corporation trust or stock transfer powers and is subject to supervision or examination by federal or state authority and which has individually or combined with an Affiliate at the time of its appointment as Rights Agent a combined capital and surplus of at least $100 million dollars. After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment the Company shall file notice thereof in writing with the predecessor Rights Agent and each transfer agent in the Common Shares or Preferred Shares, and mail a notice thereof in writing to the registered holders of the Right Certificates. Failure to give any notice provided for in this Section 21 however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

        Except as amended hereby, the Agreement and all schedules or exhibits thereto shall remain in full force and effect.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of this 7th day of November, 2001.

Caremark Rx, Inc.	First Chicago Trust Company
/s/ SARA J. FINLEY By: Sara J. Finley Title: SVP and Corporate Secretary	/s/ THOMAS GRAYMAN By: Thomas Grayman Title: Senior Managing Director

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  Exhibit 4.2
AMENDMENT TO RIGHTS AGREEMENT